EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 Number 333-85882) pertaining to the Unum Group 401(k) Retirement Plan of our report dated June 26, 2013, with respect to the financial statements and schedule of the Unum Group 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ ERNST & YOUNG LLP

Chattanooga, Tennessee
June 26, 2013